Exhibit 99.1

DIAMOND S SHIPPING INC. COMMENTS ON AN INCIDENT INVOLVING ONE OF ITS VESSELS

Greenwich, CT, USA, November 30, 2020.  Diamond S Shipping Inc. (NYSE: DSSI) ("Diamond S" or the "Company") announced the receipt of an incident report involving a kidnapping on one of its product tanker vessels, the Agisilaos, as it was approaching the port of Lome, Togo on November 29, 2020.  The vessel is managed and crewed by Capital Ship Management Corp. ('Capital') who informed Diamond S about the kidnapping of four crew members. The Company confirms that there were 22 seafarers aboard when the attack occurred.  There have been no reports of injuries at this time. All appropriate authorities have been notified and Diamond S is fully supporting Capital as they respond to this situation. Diamond S will not comment further on these operational issues to avoid potentially jeopardizing the safety of the crew members being held or prolonging their stay in captivity.
About Diamond S Shipping Inc.
Diamond S Shipping Inc. (NYSE Ticker: DSSI) owns and operates 66 vessels on the water, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S Shipping is one of the largest energy shipping companies providing seaborne transportation of crude oil and refined petroleum products in the international shipping markets.  The Company is headquartered in Greenwich, CT.  More information about the Company can be found at www.diamondsshipping.com.
Investor Relations Inquiries:
Robert Brinberg
Tel: +1-212-517-0810
E-mail: IR@diamondsshipping.com